EXECUTION COPY

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”) executed on December 18, 2016, and effective as of January 6, 2017 (the “Effective Date”) between BIOGEN INC., a Delaware corporation (the “Company”), and Michel Vounatsos (the “Executive”).
WHEREAS, the Executive is currently employed by the Company as its Executive Vice President and Chief Commercial Officer pursuant to an offer letter (the “Offer Letter”) dated March 21, 2016; and
WHEREAS, the Company wishes to employ the Executive to serve as the Company’s Chief Executive Officer, and the Executive is willing to be employed and serve in such capacity; and
WHEREAS, the Company and the Executive wish to set forth in this Agreement the terms and conditions upon which the Executive will be employed as Chief Executive Officer which terms and conditions shall, except as otherwise provided herein, supersede the terms and conditions of the Offer Letter.
THEREFORE, the Company and the Executive hereby agree as follows:
1.Employment, Duties and Acceptance.
1.1    Employment; Duties. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2), to render services to the Company in the capacity of Chief Executive Officer and to perform such other duties consistent with such position (including service as a director or officer of any Affiliate of the Company) as may be assigned by the Board of Directors (the “Board”). The Executive’s title shall be Chief Executive Officer. The Executive shall have all of the duties and authorities customarily and ordinarily exercised by executives in the Chief Executive Officer position at entities of the Company’s size and nature. The Executive shall be assigned no duties or authorities that are materially inconsistent with, or that materially impair the Executive’s ability to discharge, the foregoing duties and authorities. The Executive shall be the most senior officer of the Company and shall report solely to the Board. All other senior officers of the Company shall report directly to the Executive (unless otherwise determined by the Executive, or as required by applicable law or the principles of good corporate governance). The Company agrees (i) that the Executive will be elected to the Board upon, or promptly following, the Effective Date and (ii) to nominate the Executive for re-election to the Board at the expiration of each term of office, and the Executive shall serve as a member of the Board for each period for which he is so elected.
1.2    Acceptance. The Executive hereby accepts such employment and agrees to render the services described above on an exclusive basis to the Company. During the Term, and consistent with Section 1.1, the Executive agrees to serve the Company faithfully and to use the Executive’s efforts, skill and ability to promote the interests of the Company in a manner consistent with the Executive’s position. The Executive also agrees to devote the Executive’s entire business time, energy and skill to such employment, except for vacation time (as set forth in Section 3.6), absence for sickness or similar disability; provided that the Executive may manage personal investments, participate in charitable, religious, or professional activities, so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder, create a conflict of interest or violate Section 5. The Executive may serve on for profit boards with the consent of the Board, which shall not be unreasonably withheld or delayed for service on one board that meets the

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requirements of the preceding sentence. During 2017, the Executive agrees to invest $1,000,000 in the Company’s common stock.
1.3    Fiduciary Duties to the Company. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to the Company to act at all times in the best interest of the Company in a manner consistent with the Executive’s position. In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that the Executive shall not knowingly become involved in a conflict of interest or potential conflict of interest with the Company, or upon discovery thereof, allow such a conflict or potential conflict to continue, without first obtaining approval in accordance with policies and procedures of the Company.
1.4    Compliance with Policies. The Executive shall comply with all duly adopted Company policies in the performance of the Executive’s duties, as such policies may be in effect from time to time and which have been previously provided to the Executive in writing or otherwise made available to him, including without limitation the Company’s insider trading policy and minimum CEO stock ownership requirement.
1.5    Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s headquarters offices, currently in Cambridge, Massachusetts, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.
2.    Term of Employment.
The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date as defined above, and shall end on December 31, 2019, unless extended as provided in the following sentence. On December 31 of each year commencing December 31, 2019, the Term shall be automatically extended for an additional year until December 31 of the following year unless either the Company or the Executive notifies the other party in writing not later than the July 1 of such year that the notifying party has elected not to extend the Term, in which event the Term shall end on December 31 of such year. Notwithstanding the foregoing provisions of this Section 2, the Term shall terminate on the date the Executive’s employment is terminated as provided in Section 4 (and, for the avoidance of doubt, such notification shall not preclude a termination of employment pursuant to Section 4 prior to the then scheduled expiration of the Term).
3.    Compensation and Benefits.
3.1    Salary. During the Term, the Company agrees to pay to the Executive a base salary, payable in arrears in accordance with the Company’s standard payroll practices, at the initial annual rate of one million one hundred thousand dollars ($1,100,000) (as adjusted in accordance with this Section 3.1, the “Base Salary”). The Executive’s Base Salary will be subject to annual review by the Compensation and Management Development Committee of the Board (the “Committee”) and the Board according to the Company’s typical schedule for all senior executives, with future increases subject to the discretion of the Board based on performance. The Base Salary under this Agreement, including subsequent upward adjustments, may not be decreased thereafter without the prior written consent of Executive, except for decreases that are applicable in the same percentage to all of the executive officers of the Company and which in the aggregate do not exceed ten percent (10%) of Executive’s highest Base Salary. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

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3.2    Annual Bonus. For each calendar year that ends during the Term, the Executive shall be entitled to participate in the Biogen Idec Inc. 2008 Performance-Based Management Incentive Plan (the “MIP”) and/or such other annual bonus plan as may be adopted by the Company for senior executives of the Company (collectively, and including the MIP, the “Bonus Program”). The Executive’s annual bonus under the Bonus Program for any year is herein referred to as the “Annual Bonus” and, except for any applicable Company and individual goals, shall otherwise only be conditioned upon the Executive remaining employed by the Company through the last business day of the calendar year in which the award was earned; provided that nothing contained herein shall be construed to limit the Committee’s authority to adjust the Annual Bonus in accordance with the Bonus Program. The Executive’s target Annual Bonus under the Bonus Program (the “Annual Bonus Target”) shall be no less than one hundred and twenty-five percent (125%) of the Executive’s Base Salary for each calendar year that ends during the Term, commencing with 2017, and his maximum Annual Bonus opportunity, expressed as a percentage of his Annual Bonus Target, shall not be less than that of other senior executive officers. The actual amount of any Annual Bonus for each year shall be determined by and in accordance with the terms of Company’s then-current Bonus Program, provided that the terms and conditions of any such Bonus Program shall be no less favorable to the Executive than to other Company senior executives generally. Payment of any Annual Bonus shall be made in a single lump sum cash within the sooner of 90 days following the end of the performance period and March 15 of the calendar year following the calendar year in which the award was earned.
3.3    Long-Term Incentives. Subject to approval of the grant by the Committee, the Executive shall be entitled to a 2017 long-term incentive grant under the Biogen Idec Inc. 2008 Omnibus Equity Plan, as amended and restated effective February 12, 2014 (the “OEP”), with an aggregate grant date fair market value of ten million dollars ($10,000,000) of which fifty percent of the value shall consist of Cash-Settled Performance Shares and fifty percent shall consist of Market Stock Units, as such terms are defined in the OEP. Such grant shall be subject to all terms and conditions applicable to grants under the OEP, shall be evidenced by grant agreements in the form customarily used for OEP grants and shall be subject to the performance, payout and vesting conditions, all as established by the Committee for 2017 grants. Commencing with 2018, the Executive shall be eligible to receive additional grants under the OEP or such other long term incentive and/or equity incentive plans as the Company may adopt for its senior executives generally (collectively, and including the OEP, the “LTI Program”) in such amounts as the Committee may determine in its sole discretion. Any awards granted to the Executive under the LTI Program shall contain terms and conditions no less favorable to the Executive than to other Company senior executives generally; provided that the foregoing shall not be construed to limit the Committee’s discretion to establish individual performance goals applicable to the Executive. The Executive shall be a “Designated Employee” (and have any other similar designation) for all awards granted to him under the LTI Program. Notwithstanding anything to the contrary in the LTI Program or any applicable award agreement, the definitions of Cause, Disability, and Involuntary Employment Action shall control for all purposes.
3.4    Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of the Executive’s services to the Company or its Affiliates, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.
3.5    Vacation. The Executive shall be entitled to an annual paid vacation in accordance with the applicable vacation policy, as in effect from time to time.
3.6    Employee Savings, Health and Welfare Plans. The Executive (and, to the extent eligible, the Executive’s dependents and beneficiaries) shall be entitled to participate in all employee benefit plans of the Company, including its savings, health and welfare benefit plans, as in effect from time to time, and

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on a basis no less favorable than any other senior executive (or the dependents and beneficiaries of other senior executives, as applicable).
3.7    Clawback. The Executive agrees that any amount payable to him pursuant to the Bonus Program or LTI Program may be subject to repayment in accordance with the Company’s clawback policy as set forth in the Bonus Program and LTI Program, as adopted and revised by the Board from time to time, and that such repayment obligation will apply notwithstanding any contrary provision of this Agreement, and will not be considered the basis for an Involuntary Employment Action; provided that no restrictive covenants in such clawback policy shall be broader than those herein.
4.    Termination.
4.1    Employment at Will. It is expressly acknowledged and agreed by the parties that the Executive’s employment by the Company constitutes employment at will and that, to the maximum extent permitted by law, either the Company or the Executive has the right to terminate the Executive’s employment at any time and for any reason, or without stated reason. Termination of the Executive’s employment, whether by the Company or the Executive, shall not be considered a breach of this Agreement, and the duties of the parties to each other upon and following a termination of employment shall be governed exclusively by this Agreement, or by the terms of the applicable benefit plan. For avoidance of doubt, in the case of a termination of employment that occurs on or after the Effective Date, the provisions of this Section 4 shall supersede the Severance Plan for US Executive Vice Presidents, which will no longer apply to the Executive.
4.2    Certain Definitions. For all purposes related to the Executive’s employment by the Company during the Term, the following capitalized terms shall have the meanings set forth below:
4.2.1    Affiliate. An “Affiliate” of the Company means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under sections 414(b) or 414(c) of the Code, except that such sections shall be applied by substituting “at least 50%” for “at least 80%” wherever applicable; provided, however, that for purposes of Section 5.2 the term Affiliate shall also include any joint venture or similar entity in which the Company has a material interest.
4.2.2    Cause. A termination for “Cause” shall mean termination by the Company of the Executive’s employment by reason of the occurrence of any one or more of the following:
(i)    fraud or misconduct with regard to the Company or Executive’s duties that has caused or is reasonably expected to result in material injury to the Company or any Affiliate;
(ii)    insubordination with respect to any reasonable and lawful directive from the Board;
(iii)    malfeasance or non-feasance of duty that has caused or is reasonably expected to result in material injury to the Company or any Affiliate;
(iv)    material breach of this Agreement, or any other agreement between the Executive and the Company or any Affiliate;

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(v)     material violation of any generally applicable material written policy of the Company previously provided to the Executive, the terms of which provide that violation may be grounds for termination of employment;
(vi)    willful misconduct substantially prejudicial to the business of the Company or an Affiliate; or
(vii)     conviction (including entry of a plea of guilty or nolo contendere) of the Executive of any felony.
Notwithstanding the foregoing, the Executive shall not be terminated for Cause as defined in clauses (ii) through (vi) shall not exist unless the Executive receives written notice of the Company’s intent to terminate the Executive’s employment for Cause, which notice specifies in reasonable detail the nature of Cause and the actions required to cure the nature of Cause, if reasonably curable, and the Executive fails to take such actions to reasonably cure the Cause, within fifteen (15) days following receipt of such notice; provided that nothing contained herein shall be construed to preclude the Company from terminating the Executive for Cause without prior notice if the Company determines either that Cause as defined in clauses (i) or (vii) exists (regardless of whether Cause as defined in clauses (ii) through (vi) also exists), or that Cause as defined in clauses (ii) through (vi) exists and is not reasonably curable. If the Company notifies the Executive of its intent to terminate his employment for Cause and the Executive subsequently resigns, the Executive may be considered to have been terminated for Cause.
4.2.3    Change in Control. A “Corporate Change in Control” means any transaction that constitutes a Corporate Change in Control as currently defined in the OEP.
4.2.4    Corporate Transaction. A “Corporate Transaction” means any transaction that constitutes a Corporate Transaction as currently defined in the OEP.
4.2.5    Involuntary Employment Action. An “Involuntary Employment Action” means the termination of the Executive’s employment by the Company without Cause or a resignation by the Executive upon the occurrence of any of the following circumstances:
(i)     any material adverse alteration and/or material diminution in the Executive’s authority, duties or responsibilities, including a requirement that the Executive report to anyone other than the Board;
(ii)     a reduction of the Base Salary except as permitted herein, or a material reduction in Annual Bonus Target;
(iii)     relocation of the offices at which the Executive is employed which increases the distance between the Executive’s residence and such offices by more than 100 miles on a round trip basis; or
(iv)    a material breach by the Company of any provision of this Agreement or any other agreement between the Executive and the Company or an Affiliate.
Notwithstanding the foregoing, a resignation by the Executive shall not be considered an Involuntary Employment Action unless the Executive notifies the Chief Legal Officer or the Chief of Human Resources of the Company in writing of the basis for his resignation within 90 days after the initial occurrence of the event constituting an Involuntary Employment Action. Such notice shall set forth in reasonable detail the

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facts and circumstances constituting the Involuntary Employment Action event and shall provide the Company with thirty days to cure such condition, and if the Company cures such facts or circumstances to the Executive’s reasonable satisfaction within such 30 day period a subsequent resignation by the Executive based on such facts or circumstances shall not constitute an Involuntary Employment Action, unless such facts or circumstances recur in which event a new notice shall be given as provided above. The notice also shall specify the date the Executive’s termination of employment is to become effective, which date shall be at least 30 days and not more than 90 days after the date the notice is given; provided, however, that after receiving such notice, the Company shall be permitted to terminate the Executive’s employment prior to the specified termination date, which termination shall constitute an Involuntary Employment Action. For avoidance of doubt, a termination of the Executive’s employment upon the expiration of the Term or thereafter following a notice of non-extension given by either party shall not constitute an Involuntary Employment Action under this Agreement, but a termination following a notice of non-extension given by the Company shall be treated as an involuntary termination for purposes of any severance or separation plan applicable to the Executive, any Bonus Program or LTI Program, or any plan or program of the Company that conditions a benefit upon an involuntary termination of employment; provided that the foregoing shall not be construed to require the Company to establish or maintain any such plan or program, or to limit in any way the Company’s authority to establish, administer and interpret, and amend or terminate any such plan or program.
4.3    Termination Events.
4.3.1    Immediate Termination. Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:
(i)    Death: the death of the Executive;
(ii)    Disability: notice by the Company of termination by reason of the physical or mental illness or incapacity of the Executive, while the executive is so Disabled, which has resulted in the Executive having been unable to perform the Executive’s material duties, for a period of not less than one hundred and eighty consecutive days, as determined by a qualified, independent physician jointly selected by the Company and the Executive. If the Company and the Executive cannot agree on the physician to make the determination, then the Company and the Executive shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination; or
(iii)    For Cause by the Company: notice by the Company to the Executive of a termination for Cause.
4.3.2    Involuntary Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause (which shall constitute an Involuntary Employment Action) upon thirty days prior written notice and, in such event, the Term shall terminate. During such thirty-day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s or its Affiliates’ offices and/or other facilities.
4.3.3    Resignation by the Executive. The Executive may resign the Executive’s position (i) voluntarily and other than due to an Involuntary Employment Action, which shall be effective forty-five (45) days following written notice to the Company of the Executive’s intent to so resign, or (ii) due to an Involuntary Employment Action, effective in accordance the provisions of such definition. The Company may waive all or any portion of the notice period and notify the Executive that his resignation has been accepted as of an earlier date.

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4.3.4    Definition of Termination Date. The date upon which the Executive’s employment and the Term terminate pursuant to this Section 4 shall be the Executive’s “Termination Date” for purposes of this Agreement.
4.4    Payments Upon a Termination Event.
4.4.1    Entitlements Upon Termination For Any Reason. Following any termination of the Executive’s employment, including an expiration of the Term, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be, the following amounts (the “Accrued Obligations”):
(i)    Base Salary earned through the Termination Date;
(ii)    a payment representing the Executive’s accrued but unused vacation;
(iii)    reimbursement of all business expenses properly incurred by the Executive in connection with the performance of services to the Company or its Affiliates prior to the Termination Date; and
(iv)    any vested and/or earned, but not forfeited, amounts or benefits on the Termination Date under the Company’s employee benefit plans, programs, policies or practices in accordance with the terms thereof, including any benefit continuation or conversion rights, but not, except as otherwise provided in the last sentence of Section 4.2.5, including any severance, separation pay, or supplemental unemployment benefit plan (collectively, the “Company Arrangements”).
4.4.2    Payments Upon Termination by Reason of Death or Disability. In the event that the Executive’s employment is terminated by reason of death or Disability, the Company shall pay or provide to the Executive or the Executive’s estate:
(i)    the Accrued Obligations;
(ii)    the Executive’s Annual Bonus for the year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees but in no event later than March 15 of the year in which the Termination Date occurs; and
(iii)    an amount equal to the Executive’s Annual Bonus Target for the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days during the year that he was employed and the denominator of which is the number of days in the year, paid within sixty (60) days after the Termination Date (a “Pro Rata Annual Bonus”).
4.4.3    Payments Upon Termination Due to an Involuntary Employment Action Prior to, or More than Two Years After, a Change in Control. Following a termination of the Executive’s employment due to an Involuntary Employment Action that occurs either prior to, or more than two years after, a Change in Control, the Company shall pay or provide to the Executive, subject to the Executive’s continued compliance with Sections 5.1 and 5.2:
(i)    the Accrued Obligations;

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(ii)    the Executive’s Annual Bonus for the year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees but in no event later than March 15 of the year in which the Termination Date occurs;
(iii)    a Pro Rata Annual Bonus as defined in Section 4.4.2(iii), but calculated based upon the Company’s actual achievement of the Company goals for the year and assuming 100% achievement of the Executive’s individual goals and paid when Annual Bonuses are paid to active employees;
(iv)    an amount equal to the sum of the Executive’s Base Salary on the Termination Date plus Annual Bonus Target for the year in which the Termination Date occurs (disregarding any decrease in Base Salary or Annual Bonus Target that constituted the Involuntary Employment Action) multiplied by one and one-half (1.5), paid in a lump sum within sixty (60) days after the Termination Date;
(v)    if and to the extent the Executive elects continuation of health coverage under COBRA, each month the Company shall pay the difference between the premium that would normally be charged under COBRA and the premium for comparable health coverage charged to active employees (the “Premium Subsidy”), which health coverage may be continued until eighteen (18) months following the Termination Date (the “Maximum Term”); provided, however, that such coverage will end sooner if the Executive becomes eligible for reasonably comparable health coverage under another employer’s plan, with the premiums paid by the Company treated as taxable income to the Executive; and provided further that if the Company reasonably determines that provision of such health coverage would result in the imposition of tax penalties, the Company may, to the extent not in violation of section 409A of the Code, in lieu thereof pay Executive a lump sum payment equal to the Premium Subsidy multiplied by the number of months remaining in the Maximum Term; and
(vi)    senior executive level career transition assistance services by a firm selected by the Company for a period of twelve (12) months following the Termination Date.
4.4.4    Payments Upon Termination Due to an Involuntary Employment Action After a Corporate Change in Control or Corporate Transaction. Following a termination of the Executive’s employment due to an Involuntary Employment Action occurring within the two-year period following a Corporate Change in Control or Corporate Transaction, the Company shall pay or provide to the Executive, in lieu of the amounts described in Section 4.4.3, subject to the Executive’s continued compliance with Sections 5.1 and 5.2:
(i)    the Accrued Obligations;
(ii)    the Executive’s Annual Bonus for the year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees but in no event later than March 15 of the year in which the Termination Date occurs;
(iii)    a Pro Rata Annual Bonus as defined in Section 4.4.2(iii), paid in a lump sum within sixty (60) days after the Termination Date;
(iv)    an amount equal to the sum of the Executive’s Base Salary on the Termination Date plus Annual Bonus Target for the year in which the Termination Date occurs (disregarding any decrease in Base Salary or Annual Bonus Target that constituted the Involuntary Employment Action) multiplied by two (2), paid in a lump sum within sixty (60) days after the Termination Date;

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(v)    if and to the extent the Executive elects continuation of health coverage under COBRA, each month the Company shall pay the Premium Subsidy, which health coverage may be continued until twenty-four (24) months following the Termination Date (the “Post CIC Maximum Term”); provided, however, that such coverage will end sooner if the Executive becomes eligible for reasonably comparable health coverage under another employer’s plan or the Executive becomes eligible for coverage under Medicare prior to the completion of the Post CIC Maximum Term; and provided further that if the Company reasonably determines that provision of such health coverage would result in the imposition of tax penalties, the Company may in lieu thereof pay Executive a lump sum payment equal to the Premium Subsidy multiplied by the number of months remaining in the Post CIC Maximum Term; and
(vi)    senior executive level career transition assistance services by a firm selected by the Company for a period of twelve (12) months following the Termination Date.
4.4.5    Sections Mutually Exclusive.  Sections 4.4.2, 4.4.3 and 4.4.4 are mutually exclusive, and the Executive shall not be entitled to receive payments or benefits upon a termination of employment under more than one such Section.
4.5    In Contemplation Payment. If the Change in Control constitutes a change in control event as defined in section 409A of the Code and the Executive has incurred an Involuntary Employment Action within six (6) months prior to such Change in Control, upon the Change in Control he shall receive a lump sum payment equal to the excess amount he would have received if the Involuntary Employment Action took place after the Change in Control over such amounts as he receives under Section 4.4.3.
4.6    Treatment of LTI Grants. The effect of a termination of employment for any reason upon the vesting, exercisability or payment of any outstanding grant under the LTI Program shall be determined exclusively under the applicable plan document and award agreement, except as otherwise provided in the last sentence of Section 3.3.
4.7    Payments Conditioned Upon Release. Anything else contained herein to the contrary notwithstanding, in no event shall the Executive be entitled to any payment or benefit pursuant to this Section 4, or otherwise as a result of any termination of employment except for his death, other than the Accrued Obligations, unless and until the Executive executes and does not revoke within the applicable revocation period an enforceable waiver and release of all claims against the Company in substantially the form attached hereto as Exhibit A. Such release shall be executed and returned to the Company within the period of time specified in the release, but in no event later than a date determined such that the revocation period for the release shall expire by sixty days after the Termination Date. Any amounts that otherwise would have been paid to the Executive prior to the date on which the revocation period expires shall be paid at the expiration of the revocation period, without interest; provided that if the sixty day period following the Termination Date ends in the calendar year following the year that includes the Termination Date, no payments that constitute deferred compensation as defined in section 409A of the Code shall be paid earlier than the first day of the calendar year following the year that includes the Termination Date. If the Executive fails to execute the release within the specified period, or revokes the release after executing it, all payments and benefits provided under this Section 4, other than the Accrued Obligations, shall be forfeited.
4.8    280G Modified Cap.
4.8.1    Notwithstanding anything in this Agreement to the contrary, if the aggregate amount of the benefits and payments under this Agreement, and other payments and benefits which the Executive has the right to receive from the Company (including the value of any equity rights which become vested)

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(each, a “Payment” and, collectively, the “Total Payments”), would constitute a “parachute payment” as defined in section 280G(b)(2) of the Code, the Executive shall receive the Total Payments unless the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive under section 4999 of the Code that would be payable by the Executive (the “Excise Taxes”)) has a lesser aggregate value than the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if the Executive were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments.
4.8.2    The determination of whether Section 4.8.1 applies, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) and reasonably acceptable to the Executive. The Accounting Firm shall provide detailed supporting calculations to both the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company in a form that can be relied upon for tax filing purposes and shall include a valuation of the noncompetition provisions herein. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
4.8.3    If the Executive is to receive Reduced Payments and subject to Section 9.4, the Total Payments payable will be reduced or eliminated in the following order: (1) cash payments, (2) taxable benefits, (3) nontaxable benefits and (4) accelerated vesting of equity awards in a manner that maximizes the amount to be received by the Executive.
4.8.4    It is possible that, after the determinations and selections made pursuant to this Section 4.8, the Executive will receive Total Payments that are, in the aggregate, either more or less than the amount provided under Section 4.8.1 (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final non-appealable judgment, that an Excess Payment has been made, then the Executive shall promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in and under section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is finally determined (x) by a court of competent jurisdiction or the Internal Revenue Service or (y) by the Accounting Firm upon request by either the Company or the Executive, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive (but in any event within ten days of such determination), together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of Section 4.8.1 not been applied until the date of payment.
4.9    No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or any other agreement with the Company and no amounts earned from other employment shall reduce in any manner the amounts due hereunder, except as otherwise provided in Sections 4.4.3(v) and 4.4.4(v).
4.10    Repayments by the Executive Upon Any Termination. Any amounts owed by the Executive to the Company at termination are repayable in full within the sooner of thirty days of employment termination or by the end of the year in which employment terminates. The Company will deduct, withhold and/or retain all or any portion of the amount owed from the Accrued Obligations, to the extent permitted

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under applicable law and not in violation of section 409A of the Code. The Executive remains liable to the Company for any amounts in excess of the sums so deducted, withheld and retained by the Company.
4.11    Expiration. In the event the Term expires, the Executive shall be entitled to the Accrued Benefits and his Annual Bonus for the year then ending.
5.    Protection of Confidential Information; Non-Competition and Non-Solicitation.
5.1    Confidential Information. The Executive has previously executed the Company’s standard Employee Proprietary Information and Inventions and Dispute Resolution Agreement (the “Proprietary Information Agreement”), including protection of the Company's intellectual property and goodwill and non-solicitation of employees for two years following termination of the Executive’s employment for any reason, which Proprietary Information Agreement shall remain in effect following the Effective Date. Any material breach by the Executive of Proprietary Information Agreement shall be considered a breach of this Agreement.
5.2    Non-Competition. To the extent permitted by the laws of the Commonwealth of Massachusetts, during the Executive’s employment with the Company and for a period of one (1) year after the termination of the Executive’s employment with the Company for any reason (including any termination following the expiration of the Term), the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in the development, production, marketing or sale of products that are within the same therapeutic class of products (or, upon commercialization, will be) with material products of the Company being developed, marketed or sold during the Executive’s employment with the Company or as of the Termination Date, or which are anticipated to be marketed or sold within two (2) years after the Termination Date and of which the Executive has actual knowledge, whether such engagement shall be as an officer, director, owner, employee, partner, consultant, advisor or in any other capacity. Nothing herein will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any business.
5.3    Remedies and Injunctive Relief. If the Executive commits a breach or threatens to breach any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the right to seek to have the provisions of this Agreement specifically enforced by injunction or otherwise by any court having jurisdiction, it being acknowledged and agreed that any such breach may cause irreparable injury to the Company in addition to money damage and that money damages alone may not provide a complete or adequate remedy to the Company, it being further agreed that such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
5.4    Severability. If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
5.5    Extension of Term of Covenants Following Violation. The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.
5.6    Blue Penciling by Court. If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, are held to be unenforceable, the parties agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.

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5.7    Blue Penciling by One Court Not to Affect Covenants in Another State. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.
6.    Indemnification.
The Executive shall be entitled to be indemnified by the Company against any claims brought against him arising from his employment with, or provision of services to, the Company, and to have his defense expenses promptly advanced subject to a repayment obligation, to the maximum extent provided in the Company’s articles of incorporation, by-laws and applicable Delaware law (each in effect as of the date hereof or as may be subsequently amended to provide the Executive with more favorable treatment), and to be covered by the Company’s directors and officers liability policy, in the same manner and to the same extent as other current and former officers and directors of the Company.
7.    Notices.
7.1    Form and Address for Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after having been sent by overnight courier or three days after having been mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company:
BIOGEN INC.
225 Binney Street
Cambridge, MA 02142
Attention: General Counsel
If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.
7.2    Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made between residents thereof and to be performed entirely in Massachusetts. Any action brought by either party with respect to this Agreement, other than an action pursuant to Section 5.3, shall be brought and maintained only in the state or federal courts located in the Commonwealth of Massachusetts. Each party consents to personal jurisdiction and venue in such courts, waives any right to file a motion based on forum non conveniens or any similar doctrine and agrees not to oppose any motion to transfer any such case to such courts.
7.3    Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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7.4    Entire Agreement; Non-Exclusivity. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including the Offer Letter, except that (i) the Proprietary Information Agreement shall remain in effect, (ii) the US Domestic Relocation Policy Acknowledgement and Relocation Repayment Agreement and the Biogen Cash Sign-On Bonus Agreement, dated March 23, 2016, previously executed by the Executive shall remain in effect and continue to govern the Executive’s repayment obligations as provided therein (regardless of how a termination of employment is characterized for purposes of Section 4), and (iii) neither the Executive’s annual bonus for 2016, nor any equity or long term incentive grants received by the Executive prior to the Effective Date, shall be affected by this Agreement. The relocation obligation to the Executive shall continue to remain in effect. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth herein.
7.5    Assignability.
7.5.1    Nonassignability by Executive. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.
7.5.2    Assignability by Company. The Company may only assign its rights, together with its obligations, hereunder to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted; provided, however, that no assignment pursuant to this Section 7.5.2 shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.
7.5.3    Assumption of Agreement by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Agreement, the “Company” shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
7.6    Survival. The respective rights and obligations of the parties hereunder, including under Sections 3, 4, 5 and 6, shall survive any termination of this Agreement or the expiration of the Term to the extent necessary to the intended preservation of such rights and obligations.
7.7    Amendment; Waiver; Inconsistencies. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy or arrangement of the Company or any of its Affiliates, or any provision

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of any agreement, plan or corporate governance document of any of them, the provisions of this Agreement shall control unless this Agreement provides otherwise or the Executive otherwise agrees in a writing that expressly refers to this Agreement. The Company agrees not to impose any restrictions, enforceable by injunction, on the Executive’s post-employment activities, other than those expressly set forth in this Agreement.
7.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or “PDF” copy of this Agreement as a fully binding original.
7.9    Acknowledgement of Ability to Have Counsel Review. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement. The Company shall reimburse the Executive for reasonable attorneys’ and other professional fees incurred by the Executive in reviewing and negotiating this Agreement, up to a maximum of $30,000. Such reimbursement shall be made in 2017 within thirty days following presentation to the Company of appropriate invoices or other documentation for the amount of such fees and expenses.
8.    Free to Contract.
8.1    Executive Representations and Warranty. The Executive represents and warrants to the Company that the Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of the Executive’s duties hereunder. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive’s employment by the Company hereunder, except as disclosed in this Agreement.
8.2    Authority. The Company represents and warrants to the Executive that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it and under the programs, plans and arrangements referred to in it; (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
9.    Code Section 409A Legal Requirement.
9.1    Six Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” as defined and applied in section 409A of the Code as of the Executive’s Termination Date, then, to the extent any payment under this Agreement or any Company

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Arrangement constitutes deferred compensation (after taking into account any applicable exemptions from section 409A of the Code, including those specified in Section 9.2) and to the extent required by section 409A of the Code, no payments due under this Agreement or any Company Arrangement may be made until the earlier of: (i) the first day of the seventh month following the month that includes the Executive’s Termination Date and (ii) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum as soon as reasonably practicable following the date described in (i) or (ii).
9.2    Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under 409A of the Code unless such termination is also a “separation from service” within the meaning of 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
9.3    Application of Exemptions. For purposes of section 409A of the Code, each “payment” (as defined by section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of section 409A of the Code, each such payment shall be deemed exempt from section 409A of the Code to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), as well as any other applicable exemptions.
9.4    Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with, the requirements of section 409A of the Code. Notwithstanding the foregoing, under no circumstances shall the Company have any liability for any penalties or additions to tax that may be assessed against the Executive pursuant to section 409A of the Code or any comparable provision of any state or local income tax.
9.5    Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
BIOGEN INC.

By:/s/ Stelios Papadopoulos
Stelios Papadopoulos, Ph.D.,
Chair, Board of Directors

By:/s/ Robert W. Pangia
Robert W. Pangia,
Chair, Compensation and Management
Development Committee

EXECUTIVE

/s/ Michel Vounatsos
Michel Vounatsos

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Exhibit A
Form of Release
GENERAL RELEASE OF CLAIMS
This General Release of Claims (“Release”) is entered into as of this _____ day of __________, 20__, between Michel Vounatsos (“Executive”), and BIOGEN INC., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).
WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of [DATE OF AGREEMENT] (the “Employment Agreement”);
WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Employment Agreement, subject to Executive’s execution of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally resolve all matters relating to potential claims by the Executive relating to his prior employment by the Company.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Employment Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.    General Release of Claims by Executive. Executive, on behalf of himself and his heirs, executors, administrators, successors, agents and assigns, hereby fully and without limitation releases and forever discharges the Company, and (as the case may be, but only with regard to matters related to the Company, its subsidiaries, affiliates and divisions) its present and former shareholders, parents, owners, members, partners, subsidiaries, divisions, affiliates, officers, directors, agents, employees, consultants, contractors, customers, clients, insurers, representatives, lawyers, predecessors, successors and assigns, employee welfare benefit plans and pension or deferred compensation plans under Section 401 of the Internal Revenue Code of 1986, as amended, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them (“Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent (“Claims”), arising under federal, state or local law from the beginning of time to the Effective Date of this Release (as defined below), including, without limitation and by way of example only, any and all claims arising directly or indirectly out of, relating to or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof; any and all claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation or liability in tort; claims of any kind that may be brought in any court or administrative agency; and any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Law (Mass. Gen. Laws ch. 151B et seq.), the Massachusetts Payment of Wages Act (Mass. Gen. Laws ch. 149, §§148 and 150), the Fair Labor Standards Act, as amended, any other federal and state wage and hour laws, the Americans With Disabilities Act, as amended, Mass. Gen. Laws ch. 214, § 1B, the Massachusetts Civil Rights Act, and the Massachusetts Equal Rights Law, each as amended, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act and/or

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any other local, state or federal law, rule or regulation governing employment, discrimination in employment, workplace safety or the payment of wages and benefits. Executive represents that there are no lawsuits pending by Executive against Releasees and/or promises to dismiss any and all lawsuits that Executive might have filed against Releasees. Executive expressly agrees and understands that this release and waiver of claims is a GENERAL RELEASE, and that any reference to specific claims arising out of or in connection with his employment is not intended to limit the release and waiver of claims.
Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)
Executive’s right to file or participate in the investigation of any administrative discrimination charge. However, Executive gives up any right to any money or other personal benefit from any such charge;

(ii)	Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii)	Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iv)	Claims pursuant to the terms and conditions of the federal law known as COBRA;

(v)
Claims for indemnity under the Employment Agreement or bylaws of the Company, as provided for by Delaware law, or agreements or plans, or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company, its subsidiaries or affiliates, or a as a fiduciary of any benefit plan of the foregoing;

(vi)	Claims based on any right Executive may have to enforce the Company’s executory obligations under the Employment Agreement or any of the award agreements described in Section 3 below; and

(vii)	Equity awards as provided in Section 3 below.
2.    Promise Not to Sue. Executive promises not to sue the Company or any Releasee for any claims covered by the General Release contained in Section 1 hereof and not excluded by the release exclusion sub-sections of Section 1 hereof, in any forum for any reason arising prior to the Effective Date of this Release (as defined below). This promise not to sue is separate from and in addition to Executive’s promises in Section 1 of this Release. Notwithstanding this Promise Not to Sue, Executive may bring a claim against the Company to enforce this Release or to challenge the validity of this Release under the ADEA, or any claim arising after the Effective Date of this Release. If Executive hereafter commences, joins in or in any manner seeks relief through any suit against the Company or any Releasee in violation of this Release, Executive shall be liable to the Company and the Releasees for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit, in addition to any other damages caused to the Company or Releasees thereby.

3.    Equity Awards. Executive currently holds the [●] granted under the Company’s [2008 Omnibus Equity Plan or its successor (the “Plan”)] and listed on Annex A hereto and no others. Executive’s and the Company’s rights with respect to such awards shall be as set forth in the Plan and the award agreements, as modified by the Employment Agreement, pursuant to which such awards were granted.

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4.    Confidentiality of Release. Until publicly filed, except as may be required by law or court order, none of Executive, his attorney or any person acting by, through, under or in concert with them shall disclose the terms of this Release to any individual or entity other than their immediate family and accountants or tax preparers as may be necessary. In the event that a disclosure authorized by this Release is made, Executive shall inform the person to whom information is disclosed of the confidential nature of this Release and that, upon being informed of the terms of this Release, the person shall be equally bound by the provisions of this paragraph.
5.    Review and Effective Date.

(a)	Release Is Knowing and Voluntary. Executive understands, agrees and acknowledges that he:

1.	has carefully read and/or had read to him and fully understands all of the provisions of this Release;

2.	knowingly and voluntarily agrees to all of the terms set forth in this Release; and

3.	knowingly and voluntarily intends to be legally bound by the same.

(b)
Consideration Period. Executive acknowledges that the Company has offered him fifty-three (53) days to consider the terms and conditions of this Release, and to decide whether to sign and enter into this Release. In the event that Executive elects to sign this Release prior to the expiration of the fifty-three (53) day period, he acknowledges that in doing so he will voluntarily waive the balance of the permitted period. Executive understands and agrees that any changes to the initially drafted terms of this Release are not material and shall not restart the running of this period.

(c)
7-Day Revocation Period. Executive has seven (7) days after his execution of this Release to revoke his acceptance of it (the “Revocation Period”). Any such revocation must be made in writing to [INSERT COMPANY REPRES. NAME]. The Parties acknowledge and agree that this Release is neither effective nor enforceable and the Company is not obligated to perform the promises contained herein or in the Employment Agreement in the event that either (i) the Release is revoked or until expiration of the seven (7) day revocation period, the “Effective Date” of this Release, or (ii) that the Revocation Period has not expired by [INSERT DATE THAT IS 60 DAYS AFTER THE TERMINATION DATE]. [SUCH OTHER REVOCATION PERIOD AS REQUIRED BY ADEA OR OTHER APPLICABLE LAW MAY BE SUBSTITUTED FOR 7 DAYS].

6.    Advice of Counsel. Executive has had the advice of independent legal counsel of his own choosing in negotiations for and the preparation of this Release. Executive has carefully read the provisions of this Release and is fully apprised of and understands the provisions of this Release and their legal effect and consequences. Executive has executed this Release after careful and independent investigation, and affirmatively warrants that he is not executing this Release under fraud, duress or undue influence.

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7.    Integration. This Release, the Employment Agreement, the Employee Proprietary Information and Inventions and Dispute Resolution Agreement, the Plan, [the Cash-Settled Performance Share Agreement(s)] and [the Market Stock Unit Agreement(s)] set forth the final, sole and entire agreement between Executive and the Company and supersede any and all prior agreements, negotiations, discussions or understandings between Executive and the Company concerning the subject matter of this Release. This Release may not be altered, amended or modified, except by a further writing signed by Executive and a member of the Board of Directors of the Company.
8.    Miscellaneous Provisions.
(a)    The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
(b)    This Release shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the Commonwealth of Massachusetts. The language in this Release shall not be construed for or against any particular party.
(c)    This Release may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. The Parties agree to accept a signed facsimile or “PDF” copy of this Release as a fully binding original.
(d)    This Release shall apply to, bind and inure to the benefit of the Parties and their respective successors and assigns.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Release on the dates indicated below.

EXECUTIVE	BIOGEN INC.

By:
Michel Vounatsos	Its:

Dated:	Dated:

ANNEX A

[LIST OUTSTANDING EQUITY AWARDS]

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